Exhibit 99.2

CELLSTAR CORPORATION

FOURTH QUARTER AND FISCAL 2006

CONFERENCE CALL SCRIPT

TUESDAY, FEBRUARY 13, 2007

10:00 a.m. CT

CONFERENCE CALL OPERATOR

Good morning ladies and gentlemen, and welcome to CellStar Corporation’s Management Review of the Fourth Quarter and Fiscal 2006 Results Conference Call and webcast.  At this time, all participants are in a listen-only mode.  Later we will conduct a question-and-answer session.  At that time, if you have a question, you will need to press the star then the number “1” on your push-button phone and wait for your name to be announced.  CellStar management will also answer questions that are faxed to INVESTOR RELATIONS at 972-462-3566, or e-mailed to IR@cellstar.com.  As a reminder, this conference is being recorded today, Tuesday February 13, 2007.  I will now turn the conference over to Elaine Rodriguez, Senior Vice President and General Counsel of CellStar.

ELAINE RODRIGUEZ

Thank you, and good morning, everyone.

Today CellStar’s executives will discuss certain subjects that will contain forward-looking information.  A variety of risk factors, including the increased risk to our business if we do not obtain stockholder approval of the U.S. Sale and the Mexico Sale, the loss of or reduction in orders from any of our key customers,  our ability to manage cost-reduction actions, maintain our channels of distribution, continue to secure an adequate supply of competitive products on a timely basis and on commercially reasonable terms, maintain or improve our operating margins, secure adequate financial resources, maintain an adequate system of internal control, comply with debt covenants, and continually turn our inventories and accounts receivable, as well as changes in  foreign laws, regulations and tariffs, continued consolidation in the wireless market, new technologies, system implementation or continuation difficulties, competition, handset shortages or overages, terrorist acts or other unforeseen events, economic weakness in the U.S. and other countries in which we do business and other risk factors, are discussed in the Company’s Annual Report on Form 10-K.  Any one, or a combination of these risk factors could cause CellStar’s actual results to vary materially from anticipated results or other expectations expressed in the Company’s forward-looking statements.

In connection with stockholder approval of the proposed U.S. Sale and the Mexico Sale transactions, CellStar filed a preliminary proxy statement with the SEC on January 23, 2007.  Stockholders of the Company are advised to read the proxy statement and any other relevant documents filed with the SEC when they become available, because those documents will contain important information about the proposed transactions. Stockholders may obtain a free copy of the proxy statement when it becomes available, and other documents filed with the SEC, at the SEC’s web site at www.sec.gov. Free copies of the proxy statement, when it becomes available, and the Company’s  other filings with the SEC, may also be obtained from the Company by directing a request to CellStar Corporation, 601 S. Royal Lane, Coppell, Texas 75019, Attention: Secretary, or by visiting the Company’s website at www.cellstar.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in favor of the proposed transactions. Information regarding the Company’s directors and executive officers is available in Amendment No. 1 to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2005, filed with the SEC on March 30, 2006.  Additional information regarding the interests of such potential participants has been included in the preliminary proxy statement and will be included in other relevant documents filed with the SEC when they become available.

Now let me introduce Mr. Robert Kaiser, CellStar’s Chairman and Chief Executive Officer.

ROBERT KAISER

Thanks, Elaine.  Good morning, everyone, and thanks for joining us today.

In addition to Elaine, the following CellStar executives are also with me this morning:

—Mike Farrell, Executive Vice President of Finance and Chief Administrative Officer

—Raymond Durham, Senior Vice President and Chief Financial Officer

—Juan Martinez, Vice President and Corporate Controller

—Sherri Gunn, Vice President of Investor Relations

(pause…)

For the first time in seven years, CellStar has recorded a profitable year.  Even though we reported a loss of $1.0 million during the fourth quarter, we finished the year with net income of $4.8 million, or $0.23 per diluted share as a result of our profitable performance for the first nine months of the year.

As we entered 2006, our primary objective for the year was to restore stability and profitability to the Company.  We had a pretty stable revenue base, however we needed to address our expenses, which we did with our consolidation plan.  As we ended the first quarter, we had a couple of new issues to address, the lock/line-Asurion merger and the formation of the Associated Carrier Group (“ACG”) group, both of which have significantly impacted our revenues and profits.  We were able to work around these events in the first three quarters and report profitable results; however, those successes could not be sustained throughout the fourth quarter.  I would like to discuss some of the significant events in more detail.

During 2005, our insurance replacement business with lock/line represented $115.0 million or 25% of our revenues in the U.S. and 12% of our consolidated revenues.  As we announced earlier in the year, lock/line merged with Asurion with Asurion assuming control.  Due to this merger, our total lock/line revenues in 2006 declined to $50.0 million and only $6.0 million of that was generated during the last six months of the year.  Also, during the fourth quarter of 2006, in an effort to close out that portion of the business, we recorded a write off of approximately $300,000.

Earlier in the year, several independent rural carriers, many of which were our customers, formed an alliance, the ACG group, to pool their buying power for better pricing from the manufacturers.  Our sales team did a great job selling around the ACG group most of the year, but in the fourth quarter, we only sold $1.0 million to the alliance compared to $13.0 million in the fourth quarter of 2005 and we do not expect any significant purchases from them in the first quarter of this year.  This group of customers contributed $39.0 million and $30.0 million of revenues in fiscal 2006 and 2005, respectively.

In Mexico, although volume was up significantly this quarter compared to last quarter, operating income was down. As a result of delayed product during the quarter, many of our sales into our retail outlets were delayed until the last few weeks of November.   The good news is we shipped over $100.0 million of product for the quarter.  The disappointing news is we did not receive approximately $1.5 million of credits associated with those shipments in time to record them during the quarter, therefore impacting our fourth quarter income.  In the operations in Mexico, certain products are sold to certain customers below cost.  Approximately 30 days later, the operations receive credit from the vendor that includes the operations’ product margin related to those sales. We have received the credits and they were recorded in the month of December and will benefit us in the first quarter of 2007.

As you may recall, when we completed the bond conversion in 2002, per Generally Accepted Accounting Principles, we were required to offset the interest expense for the years 2002 through 2006 against the gain on the conversion, therefore we have not been required to record interest expense related to the Senior Notes for the last several years.  In August we obtained a term loan from CapitalSource to refinance the Senior Notes.  In September, we redeemed $10.5 million of the Senior Notes at a 1% discount and we recognized a gain on the transaction of $0.6 million in the fourth quarter.   Beginning with  the fourth quarter of 2006 we are required to recognize interest expense associated with the term loan, which will be approximately $400,000 per quarter.

Later on the call, Mike and Raymond will lead you through a more detailed review of the fourth quarter and fiscal year end results.  Right now, I would like to spend a few minutes this morning discussing the announcement we made in December to sell substantially all of the Company in two separate transactions.  I would like to recap some of the key components of the transactions and share with you how we got to this point and why we made some of the decisions that we have.  First of all, before we can close the transactions we must get stockholder approval.  We plan to hold the stockholders’ meeting on March 28, 2007, in Dallas, Texas, and at this time, we expect the transactions to be approved.

The proposed transaction with Brightpoint will result in the sale of substantially all of the assets of our U.S. and Miami-based Latin American operations for $88.0 million in cash, subject to adjustment based on net working capital.  Brightpoint will assume substantially all of the assets and trade payables associated with the operations.  They will also assume substantially all of the employees associated with those operations.  The revolving credit facility and term loan will not be assumed by them.    The transaction requires us to maintain an escrow account plus a minimum cash balance for seven months after the closing date.  Additionally, in the event CellStar terminates the agreement, we will be required to pay Brightpoint a breakup fee of $3.1 million plus expenses.

The proposed transaction with the buyers in Mexico will result in the sale of all of our Mexico operations for approximately $20.0 to $22.0 million in cash, based on the 2007 operating performance of the operations up to the closing date.  Prior to signing the agreement on December 18, the buyers were required to deliver to CellStar a $13.0 million letter of credit.  Under the terms of the transaction, the buyers will acquire all of the assets and liabilities related to the operations in Mexico as well as assume all of our employees.

We expect the two transactions to result in a book gain of approximately $50.0 million.  Since we have approximately $135.0 million of net operating loss carryforwards, there will only be a limited amount of taxes due, as a significant portion of this gain will be offset by the utilization of these NOL’s.

In the preliminary proxy statement filed on January 23, we established the net proceeds to stockholders to be between $2.91 and $3.25 per share. In estimating this range we considered the gross sales proceeds and reduced them by the liabilities we retained and would be required to pay, including our revolving credit facility and term loan.  We also factored in the amounts we would receive from our remaining assets such as Chile and various notes receivables.  We also considered the expenses associated with the transaction.  As soon as possible after the closing of the transactions, we expect to pay an ordinary dividend of $1.00 per share to stockholders.  As soon as possible thereafter, we expect to pay liquidating distributions of substantially all of the remaining available cash in one or more payments as soon as possible thereafter. A more detailed analysis is included in the proxy.

The issues related to our operations in the PRC during 2005 left the Company with a weak balance sheet, poor financing alternatives, questions as to whether or not we could ever be profitable and considerable doubt concerning our financial stability.  During the first three quarters of 2006 we were profitable; however with the loss of the lock/line account and the formation of the ACG group, we were not able to sustain that level of profitability.

Also, we have not been able to achieve financial stability as we continually operate at or near our availability of our revolving credit facility as well as the limits on our vendor credit lines, leaving us highly dependent on the factoring of our receivables in the Latin American Region.  Carrier consolidations continued throughout 2006 with Telefonica and America Movil acquiring various smaller carriers.  This trend increases their buying power and places continued downward pressures on margins.  During the second half of 2006, it was not unusual for us to make a $20.0 million sale with 3% margins and 75 day terms.  It is difficult for a financially limited company to sustain a profitable business model in this environment.

The concentration of our customer base is another area of concern.  During 2006, one customer accounted for approximately 20% of the U.S. revenues, one customer accounted for approximately 59% of our Miami revenues and one customer accounted for approximately 76% of our revenues in Mexico. As a result, we remain vulnerable to a significant and dramatic loss of revenues in the event we should lose any additional major customers.

Our attempts to refinance our $12.4 million of Senior Notes had limited success.  We had originally expected to complete the refinancing of the debt in the first quarter of 2006 on an unsecured basis with a lower interest rate.  During that time, we approached a number of potential lenders regarding the refinancing of the  debt, and most of them were unwilling to pursue the refinancing on those terms due to our financial and operational situation. An attempt to accomplish the refinancing through our current revolving credit facility also proved unsuccessful. Ultimately, the Company was successful in closing the refinancing of the Senior Notes on August 31 of 2006, but at a higher interest rate and on a fully secured basis.

  We believe there are many synergies between CellStar and the acquiring companies that we, as a standalone Company, cannot achieve.  Prior to making the announcement in December of last year, we looked at other opportunities that may have provided the same synergies, but none of them provided a better value to our stockholders, nor were we confident that any of them could be closed.  Also, keep in mind, we announced the transactions nearly two months ago, and we have not received a superior offer to date.  The financial and operating issues that we have discussed this morning have limited the Company’s ability to pursue new opportunities and were among the factors that led our board of directors to conclude that the proposed sales of our U.S., Miami and Mexico operations are advisable and in the best interests of our stockholders.

At this time, I will turn the call over to Mike and Raymond for discussions of our financial results.

Mike Farrell

Thanks Robert and Good Morning everyone.

We began 2006 with a clear vision of what we needed to accomplish, return stability to the Company and deliver a profitable bottom line, and I’m pleased that we delivered a profitable year in 2006 with consolidated net income of $4.8 million for the year compared to a consolidated net loss of $25.0 million in 2005.  The net loss in 2005 included a $17.0 million loss from discontinued operations, related primarily to our operations in the Asia-Pacific Region.

We reported revenues for fiscal 2006 of $943.0 million compared to $988.0 million in 2005.  U.S. revenues declined from $463.0 million in 2005 to $409.0 million in 2006.  As Robert mentioned earlier, the decline was related primarily to  the insurance replacement and ACG businesses.  Excluding the insurance replacement business, in 2006 the region showed overall growth of approximately 6% in the remaining segments of the business, with a 9% year-over-year uptick in the regional carrier channel over 2005.  The U.S. region represented 43% of the Company’s total revenues for fiscal 2006 compared to 47% in 2005.

Revenues in Latin America increased to $535.0 million from $525.0 million in 2006, representing revenue upside year-over-year of approximately $10.0 million. While revenues were down $81.0 million in our Miami operations, Mexico and Chile more than offset the drop with revenues of $56.0 million and $35.0 million, respectively.  The drop in revenues in Miami was due primarily to the completion of Telefonica’s migration to GSM during most of 2005.  Revenues in Mexico increased as a result of our joint venture. Revenues in Chile increased as a result of the purchase of one of our customers by a major carrier that has initiated aggressive promotions in the country.  The carrier purchased a significant amount of inventory in anticipation of their launch, and we do not expect the customer to purchase nearly as much of the product in the first quarter of this year as this inventory moves through the channel and inventory

levels normalize.   The region represented 57% of the Company’s total revenues for fiscal 2006 compared to 53% in 2005.

All of the operations reported improved operating income over fiscal 2005.  The U.S. reported $15.0 million compared to $5.0 million in 2005 and Latin America reported $13.0 million compared to $9.0 million in 2005.  The U.S. showed overall improvement in both gross profit and gross profit percentage and a reduction in SG&A expenses.  The improvement in Latin America was primarily in our operations in Mexico due to our joint venture, which generates higher margins than our base distribution business.

SG&A expenses declined to $50.5 million from $51.2 million in 2005.  Much of the reduction was in the U.S. and Corporate segments which were down by $7.0 million during 2006 compared to the prior year.  While expenses were reduced in nearly every category, the major reductions were in payroll and benefits and facility expenses, primarily as a result of the consolidation of our corporate headquarters into our U.S. facility in January of 2006.  SG&A in 2006 also included a $1.4 million favorable recovery of a liability related to the theft of consigned inventory in 2001.  The reductions in the U.S. and Corporate segments were partially offset by increased expenses in Mexico as a result of the joint venture.

Overall the regions reported solid results for 2006.  I would like to take this opportunity to thank all of our employees for a job well done in 2006.  Thank you for staying the course, remaining focused and delivering a profitable year.

Now I will turn over the call to Raymond for a review of the Company’s consolidated financial results for the fourth quarter.

RAYMOND DURHAM

Thanks Mike and good morning everyone.

Revenues in the fourth quarter of 2006 were $283.0 million, compared to $221.0 million in 2005.  Revenues in the Latin American Region increased by $93.0 million and were partially offset by a decline of $31.0 million in the U.S.  For the quarter ended November 30, 2006, the Company reported a consolidated net loss of $1.0 million, or $0.05 per diluted share, compared to a consolidated net loss of $3.2 million, or $0.16 per diluted share in 2005.  The net loss in 2005 included a loss from discontinued operations of $3.1 million related to the Company’s operations in the Asia-Pacific Region.

Revenues for the fourth quarter of 2006 in the U.S. Region were $96.0 million, compared to $127.0 million in 2005.  The decrease in revenues in the U.S. was primarily related to the decline in the region’s insurance replacement and ACG businesses partially offset by an increase in the indirect channel. The U.S. Region generated operating income of $2.4 million in the fourth quarter, compared to $4.0 million for the same period of 2005. The drop in operating income was primarily associated with the revenue declines previously mentioned.

The Latin American Region generated revenues in the fourth quarter of $187.0 million, compared to $95.0 million in 2005. The increases in the region were primarily in Mexico and Chile.  The operations in Mexico reported an increase of $55.0 million, or 114.0%, compared to the fourth quarter of 2005, primarily as a result of vendor promotions, including financing promotions received by the Company and passed on to customers.  The operations in Chile reported record revenues for the quarter with an increase of $33.0 million compared to the fourth quarter of 2005.  As Mike mentioned, we do not expect this increase  to repeat in the first quarter of this year.  Operating income in the region was $2.4 million in the fourth quarter of 2006, compared to $300,000 in 2005.  Although revenues in the Mexico operations were up 114.0%, operating income was impacted by the timing of approximately $1.5 million of vendor credits that we will not be able to recognize until the first quarter of 2007.

Consolidated gross profit increased to $15.0 million in the fourth quarter of 2006 compared to $14.0 million in 2005.  Gross profit as a percentage of revenues was 5.3% compared to 6.3% in the fourth quarter of 2005.  The increase in gross profit was in the Latin American Region, partially offset by a decline in the U.S. Region.

Consolidated SG&A increased $1.1 million in the fourth quarter to $13.6 million, compared to $12.5 million in 2005. The increase in expenses was primarily in the Mexico operations related to the joint venture.

Moving on to the Balance Sheet

Cash and cash equivalents at November 30, 2006, were $29.0 million, compared to $11.0 million at November 30, 2005.  The increase in cash in 2006 was due primarily to the timing of collections at the end of quarter.

Accounts receivable increased from $98.0 million in 2005 to $114.0 million at November 30, 2006.  The increase was primarily in Mexico and Chile.  Accounts receivable days sales outstanding for the quarter ended November 30, 2006, based on monthly accounts receivable balances, were 30.0 days, compared to 37.0 in 2005.

Inventory decreased to $69.0 million at November 30, 2006, from $82.0 million in  2005.  Inventory declined primarily in the U.S. operations as a result of the decreases in revenues in the insurance replacement business.  Inventory turns for the quarter ended November 30, 2006, based on monthly inventory balances, were 12.0 turns, compared to 11.0 in 2005.

Accounts payable increased to $158.0 million at November 30, 2006, compared to $146.0 million in 2005.  Accounts payable increased $41.0 million as a result of the increased business in the fourth quarter of 2006 in the Company’s operations in Mexico and Chile.  This increase was partially offset by a drop in the U.S. Region as a result of the decline in the insurance replacement business.

Continuing operations generated net cash from operating activities of $15.0 million for the year ended November 30, 2006, compared to $4.0 million for the year ended November 30, 2005.  The Company’s discontinued operations generated net cash of $600,000 from operating activities during 2006 compared to $43.0 million in 2005.  During 2005, the cash generated from discontinued operations was a result of a reduction in working capital as the revenue base was drastically decreased.  The cash was used primarily in the Asia-Pacific Region to pay down notes payable and to fund the operating losses in the region.

As of November 30, 2006, the Company had borrowed $34.0 million under its domestic revolving credit facility compared to $31.0 in 2005.  The Company had additional borrowing availability under the credit facility of $6.0 million at November 30, 2006.

On August 31, 2006, the Company entered into a term loan with CapitalSource Finance to provide financing to purchase or redeem the $12.4 million of 12% Senior Subordinated Notes due January 2007.  At November 30, 2006, the Company had borrowed $10.4 million and had additional borrowing availability of $1.9 million under the term loan.  On December 15, 2006, the Company redeemed, at par, the remaining $1.9 million of Senior Notes.

That concludes my remarks related to the financial results and now I will turn the call over to Robert for his closing remarks.

ROBERT KAISER

Thanks Raymond.

In closing, I would like to take a few minutes to discuss next steps regarding the transactions.  The Preliminary Proxy Statement was filed with the SEC on January 23, 2007.  We plan to mail the final Proxy Statement on or about February 21, 2007, and hold the stockholders meeting on March 28, 2007, in Dallas, Texas.  I would like to ask you to read the Proxy Statement and carefully consider the information.  The proxy goes into a more detailed discussion of the reasons for the two transactions.  It provides more details regarding the two agreements and what will most likely happen if one or both of the transactions are not approved.  The proxy also provides a question and answer section regarding the two proposed transactions.  Again, I urge you to carefully read the information as the board of directors unanimously recommends that you vote for the proposals to approve the two transactions to sell substantially all of the U.S. and Miami operations to Brightpoint, and the Mexico operations to a group in Mexico.  The board of directors also recommends that you vote for the proposals to approve the plan of dissolution, the proposal to change the Company’s name and the proposal to adjourn or postpone the special meeting.  Thank you and we look forward to hearing from you at the stockholders’ meeting in late March.

That concludes our comments this morning, now we will give you the opportunity to ask your questions.

CONFERENCE CALL OPERATOR

Once again, if you have a question during the Q&A, you will need to press the star then the number “1” on your push-button phone and wait for your name to be announced.  As a reminder, if you are on a speakerphone, please pick up your handset before presenting your question.  If your question has already been asked and answered, you may withdraw your question by pressing star 2.  Web-conference listeners may fax questions to INVESTOR RELATIONS at 972-462-3566, or e-mail them to IR@cellstar.com.

We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Mike Miles, a private investor.

Mike Miles:

Yes, the remaining operations, the Chileans, the collections and notes receivable, how long does management stay on board post closing and who will be responsible for selling the Chilean and collecting the notes receivable?

Robert Kaiser:

Mike, what we’d like to do is we are working on selling the Chilean operations now and collection of those notes today. In an ideal scenario we’d like to have that completed before the stockholders meeting.

But in any event we are going to have a residual team in place for however long it takes to basically collect all of the assets, convert them into cash and distribute all the proceeds to the shareholders.

Mike Miles:	So the team that’s there today leaves shortly thereafter the closing of the transaction?

Robert Kaiser:	I would anticipate the majority of the team that is not retained by the buyers will leave within days after the transaction.

Mike Miles:	Alright, thank you.

Operator:	Your next question comes from the line of Tim Durham of Obsidian.

Tim Durham:	Hey guys, how are you?

Robert Kaiser:	Good morning.

Tim Durham:	Are you getting as much snow down there as we are in Indiana?

Robert Kaiser:	It’s coming tomorrow.

Tim Durham:

I think we’re up to 14 inches now. I have some questions in general on the fourth quarter and then some questions in general on the transaction. I noticed the inventory reserves are up over $4 million after the fourth quarter. It looks like maybe another increase of $1 million or so.

Normally you run around $2 million with inventory reserves. Any idea why the inventory reserve is so high now?

Robert Kaiser:	Raymond is looking. Give me your second question and we’ll come back with that one.

Tim Durham:

Okay, the second question relates to the AR reserve. It’s up another half a million, up to like $700,000. I thought that seemed high. The reason I asked relates to the potential purchase by Brightpoint and the Mexican group.

As I recall the way this purchase runs it’s for assets, so whatever those assets are that’s what the purchase price is. Is that correct?

Robert Kaiser:	Correct.

Tim Durham:

So it’s somewhat of a purchase price adjustment. So I just was curious. Those are fairly significant reserves, almost $5 million worth and how they would be sorted out in the sale to either Brightpoint or the Mexican group. That’s where I’m going with it, if we think those reserves are really there or for what purpose.

Robert Kaiser:	Let me come back to at least one of them on the AR in the U.S. We had some old invoices from Asurion and so there was a provision of $300,000 related to that.

Tim Durham:	So you really don’t think you’ll recover it?

Robert Kaiser:	Well we can negotiate it. I’m just saying we put the reserve obviously, but we’ll try to recover as much as possible.

Tim Durham:

Okay. Well while he’s looking that up, the second question – I have a couple of different questions. Sorry to be so long. The deferred credits of $1.5 million, why were they delayed this time? Is that normal? Are they delayed every quarter into the next quarter?

Robert Kaiser:

Well here’s what we had planned and then I’ll tell you what happened that kind of went timing-wise against us. Normally in Mexico we buy phones at normal prices and then we sell to the end customer at the subsidized price.

Tim Durham:	Right.

Robert Kaiser:

That is determined by Telcel. Telcel then gives us back the subsidy plus our margins. So we had planned on having a majority of sales in the retail outlets in October because the 30 day delay is normal. And so what happened was we were hoping to sell them in October and therefore get most of the credits in November and it wouldn’t have really affected it.

The problem is we had this huge volume and we did almost $180 million in sales for the year and most of that came the last two weeks so we were almost doomed to get the credits in early December. It’s normal.

What was abnormal is the high volume and so much of it coming in the last couple of weeks of November where we really didn’t have any chance to get into the year end cutoff that we normally get.

Tim Durham:

Got it. Your gross margin quarter over quarter, meaning third quarter to fourth quarter, dropped from about 7 plus percent to 5 plus percent. Is that lack of those credits the primary reason for that and did most of that occur in Mexico?

Robert Kaiser:	All of the credits occurred in Mexico and Mexico’s the group that’s down the most. I’m looking at Mike and Raymond. Are there any others besides Mexico that we had any abnormal margins in?

Mike Farrell:	No, that’s pretty much it.

Robert Kaiser:	Mexico’s it.

Tim Durham:	So it’s the $1.5 million really in Mexico that affected the margin there?

Robert Kaiser:	Correct.

Tim Durham:	In the new proxies, I assume you’re going to file some amendments to the proxies now that you have year end numbers. Are you going to do the same break out with Mexico and the U.S. in the new filings?

Robert Kaiser:	Yeah, we’ll update everything for the fourth quarter.

Tim Durham:	For the fourth quarter.

Robert Kaiser:	The preliminary proxy has nine months of those pro formas.

Tim Durham:	Yes.

Robert Kaiser:	We will update everything to include the final year end numbers.

Tim Durham:	Okay. Did he happen to find that inventory reserve issue?

Raymond Durham:

Yeah, there was really – it was primarily in the Latin American region where we increased our reserves this quarter. There was some product in Miami that was a closeout product that we took an additional reserve on and one product in Mexico. It was primarily isolated to two products.

Tim Durham:	So we don’t expect a recovery on those two?

Raymond Durham:	Not a significant recovery, maybe a small one but nothing significant.

Robert Kaiser:	The Mexico would not change the purchase price. How much was the…?

Raymond Durham:	Total reserve in Miami increased a half a million dollars.

Tim Durham:	What’s the total reserve for the year in Mexico?

Raymond Durham:	The total reserve for the year in Mexico is…

Tim Durham:	Of the $4 million.

Raymond Durham:	Hang on a second. For the year, Mexico’s reserve was only a half a million dollars. But throughout most of the year we had very little expense for Mexico.

Tim Durham:	So it’s all U.S.

Raymond Durham:	Correct.

Robert Kaiser:	So Tim, back to your original question. Only a half a million would potentially impact the purchase price of the two deals.

Tim Durham:	Well I guess if you have $3.5 million reserve in the U.S. and you can somehow sell that at some price then that’s a pickup, correct?

Robert Kaiser:	Right.

Tim Durham:	So it has some impact I guess.

Robert Kaiser:	That’s correct.

Tim Durham:	Okay, just one last question. Was that Raymond?

Raymond Durham:	Yes.

Tim Durham:	Raymond, just for the record, are you aware if we’re related?

Raymond Durham:	Not that I’m aware of.

Tim Durham:	Okay, good. I’m not aware of it either so to make sure. Alright guys, I don’t have anything else.

Robert Kaiser:	Thanks Tim.

Tim Durham:	Alright, bye-bye.

Operator:	Your next question comes from Luis Sepulveda of Ryan Beck.

Luis Sepulveda:	Hi, how are you doing?

Robert Kaiser:	Good morning.

Luis Sepulveda:	My first question is what percent of shareholders are needed for the approval on this?

Robert Kaiser:	Greater than 50%.

Luis Sepulveda:	So above 50%?

Robert Kaiser:	Above 50%.

Luis Sepulveda:	And then the other question is there was a recent filing that the CEO of BrightStar bought 5%. First off I’m not familiar with BrightStar. Are they a competitor?

Robert Kaiser:	They are.

Luis Sepulveda:	And second of all, has this CEO announced his intention as to why he was buying the 5%?

Robert Kaiser:

Let me first take the first part of your question. BrightStar is clearly a competitor to both CellStar and Brightpoint for that matter. We compete with them primarily in Latin America and the U.S. Brightpoint competes with them in Asia, Europe, and the U.S. as well.

The CEO of BrightStar actually called me about a month before his announced purchase and said he was going to do that. He did announce I believe it was last week that he had purchased 5% of our outstanding stock.

Many people have asked me if it’s his intent to bring a superior offer. I have talked to him personally and that is not his intent. His intent is solely for the purpose of what he considers – what I’ll describe as private investing. And I will be talking with him or working with him over the next couple of weeks in terms of what his intentions of doing with the stock long term is.

Luis Sepulveda:	Alright, thank you.

Robert Kaiser:	You’re welcome.

Operator:	Again ladies and gentlemen, to ask a question, please press star 1 on your telephone keypad.

There are no further questions at this time.

Robert Kaiser:	Thank you everyone. We’ll see you at the stockholders meeting.

CONFERENCE CALL OPERATOR

Ladies and gentlemen, this concludes today’s conference call.  A rebroadcast of this management review will be available one hour after the conclusion of today’s call until 6:00 p.m. on Tuesday, February 20, 2007.  The domestic dial-in number is 800-642-1687.  The reservation number is 8342955. This rebroadcast is also available for the next 30 days through the CellStar Investor Relations site at www.cellstar.com, or through PR Newswire at www.videonewswire.com